Exhibit 99.2

Preliminary Subdivision Approval

F O R I M M E D I A T E R E L E A S E

GYRODYNE RECEIVES PRELIMINARY SUBDIVISION APPROVAL

FOR FLOWERFIELD PROPERTY

St. James, New York, April 1, 2022: Gyrodyne, LLC (NASDAQ:GYRO), an owner and manager of a diversified portfolio of real estate properties (“Gyrodyne”), announced that on March 30, 2022, the Town of Smithtown Planning Board unanimously granted Gyrodyne’s application for preliminary subdivision approval with respect to its Flowerfield property, subject to certain conditions including final approval of a stormwater pollution prevention plan, revisions as may be required pursuant to a SEQRA findings resolution adopted earlier and separation of common areas into separate lots.

The Smithown Planning Board issued its approval of Gyrodyne’s subdivision application after earlier that day adopting a findings resolution required under the State Environmental Quality Review Act, and then conducting a public hearing on the preliminary subdivision map. The SEQRA findings resolution was a prerequisite to adopting and approving the preliminary subdivision application, and established certain thresholds with regard to future development of the entire Flowerfield property, including but not limited to thresholds on sanitary discharge, traffic, cleared area and required vegetation.

The SEQRA findings resolution and preliminary approval of Gyrodyne’s subdivision application reflect the Planning Board's consideration of over four years of public comment and review of voluminous analyses of economic and environmental impacts, including but not limited to traffic, sewage treatment and viewshed.

Paul Lamb, Gyrodyne’s Chairman, said, “We are pleased by the Town’s adoption of these resolutions as they are a critical gating factor in Gyrodyne’s ability to both develop the Flowerfield property in a manner responsive to the community’s interests and move the project forward to enhance shareholder value.”

The findings resolution and preliminary subdivision application approval allow the subdivision application to proceed to its next phase of final subdivision approval, which includes securing Suffolk County Department of Health and Department of Public Works approvals (pending), New York State Department of Transportation approvals and final subdivision map approval from the Town of Smithtown. In this regard, Gyrodyne will be required to provide additional engineering analysis to the Town of Smithtown, Suffolk County and New York State regarding, among other things, a proposed sewage treatment plant, proposed traffic improvements on local roadways and State Route 25A, and storm drainage, internal roadway and utility infrastructure, much of which analysis has already been completed.

Gary Fitlin, Gyrodyne’s Chief Executive Officer, commented that, while additional reviews and filings will need to be conducted, the resolutions are a milestone in Gyrodyne’s efforts to steward the development of Flowerfield in a manner that has embraced all stakeholders.

Gyrodyne will continue to actively market its entire Flowerfield property on the basis of nine subdivided lots subject to and contingent upon final approval for the subdivision and related entitlements. Gyrodyne will also seek offers from potential buyers who may be willing to purchase the entire Flowerfield property or portions thereof on an “as is” basis, as well as offers for the company as a whole, that Gyrodyne finds more attractive from a timing or value perspective.

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties in the New York metropolitan area. Gyrodyne owns a 63 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of plans to seek value-enhancing entitlements. Gyrodyne also owns a medical office park in Cortlandt Manor, New York which is also the subject of a subdivision application. Gyrodyne's common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to our efforts to enhance the values of our remaining properties and seek the orderly, strategic sale of such properties as soon as reasonably practicable, the effect of economic and business conditions, risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, the ability to obtain additional capital in order to enhance the value of the Flowerfield and Cortlandt Manor properties, the potential effects of the recent COVID-19 pandemic on our business, operations and timelines for seeking entitlements and pursuing the sale of our properties and distributions to our shareholders, risks and uncertainties associated with any litigation that may develop in connection with our efforts to sell our properties strategically, including related enhancement efforts, and other risks detailed from time to time in Gyrodyne’s SEC reports.